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                                                   News Release




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Contacts:  Media:         Mara Radis                        Investors:       Gary Brandt
                          703-206-5441                                       601-360-8544

                          Terri Howell
                          601-360-8750
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FOR IMMEDIATE RELEASE


                      WORLDCOM/COMPUSERVE MERGER COMPLETED


JACKSON, Miss., February 2, 1998 - WorldCom, Inc. (WCOM) today announced the merger between WorldCom and CompuServe (CSRV) has been completed and was effective Saturday, January 31 at 5:00 p.m. eastern standard time.

In addition, WorldCom agreed to acquire ANS Communications from America Online
(AOL), and will sign a five year contract under which WorldCom will become AOL's largest network service provider, in exchange for AOL receiving CompuServe's Interactive Services Division and $175 million in cash. WorldCom will retain the CompuServe Network Services (CNS) division.

As a result of the merger, each share of CompuServe stock was converted into the right to receive 0.40625 shares of WorldCom common stock, and was accounted for as a purchase accounting transaction.

"We look forward to a long and mutually beneficial relationship with AOL," said John Sidgmore, vice chairman and chief operations officer of WorldCom. "We are excited about the closing of these transactions and the potential that CompuServe Network Services and ANS bring to WorldCom. We wholeheartedly welcome the ANS and CNS employees to WorldCom."

WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide
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Web address is http://www.wcom.com.  The common and depositary shares of
WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and WCOMP, respectively. On November 10, 1997, WorldCom announced a definitive merger agreement with MCI Communications Corporation to form a new company called MCI WorldCom. The company expects the merger to close in mid-1998.
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